SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported)

June 1, 2004

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact name of registrant as specified in its charter)

                  0-28-44 (Blue Ridge)      24-0854342 (Blue Ridge)

Pennsylvania      0-28-43 (Big Boulder)     24-0822326 (Big Boulder)

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(State of other   (Commission File Number)   (IRS Employer

jurisdiction of                              Identification Number)

incorporation)

P. O. Box 707, Blakeslee, Pennsylvania 18610-0707

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(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (570) 443-8433

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Not applicable

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(Former name or former address, if changed since last report)

     Under a Security  Combination  Agreement  between  Blue  Ridge Real  Estate Company (Blue Ridge) and Big Boulder  Corporation (Big Boulder)  (referred to as the  Corporations)  and  under the by-laws of the  Corporations,  shares of the Corporations are combined in unit  certificates,  each certificate  representing the same number of shares of each of the  Corporations.  Shares of either of the Corporations may be transferred only together with an equal number of shares of the other Corporation.  For this reason, a combined Blue Ridge/Big Boulder Form 8-K is being filed.  Except as otherwise indicated, all information applies to both Corporations.

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Item 2.  Acquisition or Disposition of Assets

     On June 1, 2004, Oxbridge Square Shopping Center located in Richmond, Virginia was acquired by Oxbridge Square Shopping Center, LLC (the LLC), a newly formed and wholly owned subsidiary of Blue Ridge Real Estate Company. The property was purchased from Oxbridge Square Limited Partnership, a Limited Partnership organized under the laws of the State of Virginia, whose address is c/o Dumbarton Properties, Inc., 7113 Staples Mill Road, Richmond, Virginia 23228.  The seller has no material relationship to the Registrant or any of its affiliates, any director or officer of the Corporations or any associate of any such director or officer.

     The property consists of buildings, fixtures, equipment (including permanent shopping center signs) and other improvements constructed thereon, including but not limited to the approximately 127,801 square feet of leasable space leased by 40 tenants with an 80% occupancy rate as of June 1, 2004 and 14.37 acres of land located in Midlothian District, Chesterfield County, Virginia.

      The purchase price, (which was determined through direct negotiations between the parties), of the acquired asset was $9,000,000.  The LLC assumed a mortgage note payable with Laureate Realty Services, Inc. in the amount of $4,053,118 and the net balance of the purchase price was funded by cash held in escrow via the third party intermediary. The acquisition is part of the replacement property for the tax deferred like-kind exchange of Dreshertown Plaza in accordance with Internal Revenue Code Section 1031.

The LLC has acquired the management services of Kimco Realty Corporation, the major shareholder of the Corporations.  The Kimco Realty Corporation will be responsible for renting, operating and managing the shopping center.  The acquired assets will continue to be used in the same manner as that of the previous owner.

Based on the closing date of June 1, 2004 this transaction will be included in the Corporations quarterly report on Form 10-Q for the fiscal quarter ending July 31, 2004.

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Item 7.  Exhibits.

(a)

Financial statements of businesses acquired.

Audited Income Statement.  An audited income statement will be presented for the most recent fiscal year.

The financial statements identified in this Item 7 are not included in this report as filed initially.  Such financial statements will be filed as part of an amendment to this report not later than 60 days after the date on which this report is required to be filed.

                                     Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Corporations has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Blue Ridge Real Estate Company

                                     Big Boulder Corporation

Date: June 1, 2004

                                     By: /s/ Eldon D. Dietterick

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                                         Eldon D. Dietterick

                                         Executive Vice President

                                         and Treasurer

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